SIERRA SEMICONDUCTOR CORPORATION

                                -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             to be held June 5, 1997

                                -----------------



         The 1997 Annual Meeting of Shareholders of Sierra Semiconductor Corporation (the "Company"), will be held on Thursday, June 5, 1997 at 3:00 p.m. local time, at the Clarion Hotel Villa located at 4331 Dominion Street, Burnaby, British Columbia, Canada, to act on the following matters:

             1. To elect directors of the Company to serve until the next Annual Meeting or the election of their successors.

             2. To approve a change in the Company's state of incorporation from California to Delaware and to change the Company's name to PMC-Sierra, Inc.

             3. To approve an amendment to the Company's 1994 Incentive Stock Plan to increase the number of shares reserved for issuance by 500,000 shares.

             4. To approve the 1996 Stock Option Plan of PMC-Sierra, Inc. (Portland), including a reserve of 450,000 shares of the Company for issuance upon exercise of the options under the plan.

             5. To confirm the appointment of Deloitte & Touche LLP as the Company's independent auditor for the 1997 fiscal year.

             6. To transact such other business as may properly come befor the meeting or any adjournment thereof.

         These  matters  are  more  fully   described  in  the  Proxy  Statement
         accompanying this Notice.

         Only shareholders of record at the close of business on April 9, 1997 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

                                        James V. Diller, Chief Executive Officer

San Jose, California
April 28, 1997

         -----------------------------------------------------------------------
                                    IMPORTANT
         To ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. If you attend the meeting, you may vote in person even if you returned a proxy.
         -----------------------------------------------------------------------

                        SIERRA SEMICONDUCTOR CORPORATION

                                -----------------

                                 PROXY STATEMENT

                       1997 ANNUAL MEETING OF SHAREHOLDERS

                                -----------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed proxy is solicited on behalf of the Board of Directors of Sierra Semiconductor Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 5, 1997 at 3:00 p.m., local time, or at any adjournments thereof. The Annual Meeting will be held at the Clarion Hotel Villa, which is located at 4331 Dominion Street, Burnaby, British Columbia, Canada. The Company's principal office is located at 2222 Qume Drive, San Jose, California 95131. Its telephone number at that location is (408) 434-9300. The Company's principal subsidiary is a Canadian corporation named PMC-Sierra, Inc. ("PMC"). The Company is changing its name to PMC-Sierra, Inc. and PMC is changing its name to ___________. References in this proxy statement to "Sierra" or the Company" mean Sierra Semiconductor Corporation. References to "PMC" mean Sierra's principal Canadian subsidiary.

         This proxy statement is being mailed to shareholders on or about April 28, 1997.

Record Date and Share Ownership

         Only holders of Common Stock of record at the close of business on April 9, 1997 (the "Record Date") are entitled to notice of and vote at the Annual Meeting of Shareholders. At the Record Date, 29,152,950 shares of the Company's Common Stock were issued and outstanding.

Shareholders Proposals for 1998 Annual Meeting

         Proposals to be presented by shareholders of the Company at the 1998 Annual Meeting must be received by the Company no later than December 27, 1997 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Company's Secretary at 2222 Qume Drive, San Jose, California 95131, a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending the meeting and voting in person.

Voting and Solicitation

         Each share of Common Stock outstanding on the Record Date is entitled to one vote. In addition, every shareholder, or the shareholder's proxy, who is entitled to vote upon the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than six candidates. No shareholder or proxy, however, shall be entitled to cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of the shareholder's intention to cumulate votes. If any shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination.

         The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors. Approval of each other matter requires the affirmative vote of a majority of the Votes Cast. For this purpose, the "Votes Cast" are defined under California law to be the shares of the Company's Common Stock represented and voting in person or by proxy at the Annual Meeting. In addition, the affirmative votes must constitute at least a majority of the required quorum, which is a majority of the shares outstanding on the record date. Votes that are cast against a proposal will be counted for purposes of determining (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal. While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether a quorum is present.

         The cost of soliciting proxies will be borne by the Company. The Company may retain the services of Boston EquiServe, L.P. to solicit proxies, for which the Company estimates that it would pay a fee not to exceed $5,000, plus out-of-pocket expenses. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

Security Ownership of Certain Beneficial Owners And Management

         The following table sets forth certain information known to the Company regarding beneficial ownership of Common Stock of the Company as of March 15, 1997, by (i) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, (ii) each executive officer named in the Summary Compensation Table below, (iii) each of the Company's current directors and nominees for election as directors and (iv) all directors and executive officers as a group.

                                                           Company
                                            ------------------------------------
Name (1)                                   Number of Shares of     Approximate
                                              the Company          Percent of
                                           Beneficially Owned       Ownership
                                           ------------------     --------------
Gregory Aasen (2)                               212,933                *
Robert L. Bailey (3)                            527,222              1.77%
Alexandre Balkanski (4)                          23,228                *
Colin Beaumont (5)                               19,461                *
James V. Diller (6)                             930,450              3.09%
Michael L. Dionne (7)                            13,123                *
Glenn C. Jones (8)                              249,764                *
Richard J. Koeltl (9)                           116,312                *
Frank Marshall (10)                               7,916                *
All directors and executive officers as
   a group (9 persons) (11)                   1,100,409              6.87%
--------------------------

*     Less than 1%.
(1) The beneficial owners named in the table have sole voting and investment power with respect to the shares, except as indicated. (2) Includes 17,708 shares subject to options exercisable within 60 days after March 15, 1997, 6,000 shares held by Mr. Aasen's wife and an aggregate of 14,000 shares held by Mr. Aasen's two sons. Also includes 92,981 shares issuable upon redemption of PMC-Sierra, Inc. ("PMC") Special Shares, 64,384 shares issuable upon redemption of PMC Special Shares held by Mr. Aasen's wife and an aggregate of 16,554 shares issuable upon redemption of PMC Special Shares held by Mr. Aasen's two sons.
(3) Includes 16,666 shares subject to options exercisable within 60 days after March 15, 1997. Also includes 402,350 shares issuable upon redemption of PMC Special Shares, and 1,910 shares issuable upon redemption of PMC Special Shares subject to options exercisable within 60 days after March 15, 1997.
(4) Includes 23,228 shares subject to options exercisable within 60 days after March 15, 1997.
(5)   Includes 19,461 shares issuable upon redemption  of PMC Special Shares.
(6) Includes 381,666 shares subject to options exercisable within 60 days after March 15, 1997 and 38,192 shares issuable upon redemption of PMC Special Shares subject to options exercisable within 60 days after March 15, 1997.
(7) Includes 13,123 shares subject to options exercisable within 60 days afte March 15, 1997.
(8) Includes 240,832 shares subject to options exercisabl e within 60 day after March 15, 1997.
(9) Includes 99,998 shares subject to options exercisable within 60 days after March 15, 1997. Also includes 5,333 shares held by
      Mr. Koeltl's wife as custodian for their son and 8,577 shares held by Mr. Koeltl's adult son and daughter as to which Mr.
      Koeltl disclaims beneficial ownership.
(10) Includes 5,416 shares subject to options exercisable within 60 days o March 15, 1997.
(11) Includes 798,637 shares subject to options exercisable within 60 days after March 15, 1997 held by eight of the directors and executive officers listed above. Also includes 40,102 shares issuable upon redemption of PMC Special Shares subject to options exercisable within 60 days after March 15, 1997 held by two of the executive officers and directors listed above and 596,732 shares issuable upon redemption of PMC Special Shares to one executive officer and director, one executive officer and one nominee as a director listed above. See notes (2) through (10) above.


                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

         The Company's Bylaws provide for a variable board of four to seven directors, with the number currently fixed at six. It is planned that a board of six directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees of the Board of Directors named below, all of whom are presently directors of the Company, except for Colin Beaumont, who is a director of PMC. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the proxy holders to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If shareholders nominate persons other than the Company's nominees for election as directors, the proxy holders will vote all proxies received by them in accordance with cumulative voting to assure the election of as many of the Company's nominees as possible. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until the director's successor has been elected.

    The Board of Directors recommends a vote FOR the nominees listed below:

                                                                                                             Director
           Name of Nominee                 Age                      Principal Occupation                       Since
------------------------------------      -----    -----------------------------------------------------     --------

Robert L. Bailey . . . . . . . . . .       39      President and Chief Executive Officer of PMC                1996
Alexandre Balkanski (1). . . . . . .       36      President and Chief Executive Officer, C-Cube               1993
                                                   Microsystems, Inc.
Colin Beaumont . . . . . . . . . . .       57      Management Consultant                                        --
James V. Diller  . . . . . . . . . .       61      Chairman of the Board of Directors and Chief Executive      1983
                                                   Officer of the Company
Michael L. Dionne (1)(2) . . . . . .       48      Management Consultant                                       1992
Frank J. Marshall (2). . . . . . . .       50      Vice President, General Manager of Cisco Systems, Inc.      1996
                                                   Core Products Business Unit

-----------------------------------

(1)   Member of the Compensation Committee.
(2)   Member of Audit Committee.


         Mr. Bailey has been a director of the Company since October 1996. Mr. Bailey has served as a president, Chief Executive Officer and Director of PMC since December 1993. Prior to joining PMC, Mr. Bailey was employed by AT&T-Microelectronics from August 1989 to November 1993 where he served as Vice President of Integrated Microperipheral Products. He also serves on the Boards of Directors of PMC and of Teltone Corporation, a designer and manufacturer of telecom products.

         Dr. Balkanski has been a director of the Company since August 1993. In July 1988, Dr. Balkanski co-founded C-Cube Microsystems, Inc., a developer of integrated circuits and software. Dr. Balkanski has held a variety of senior management positions with C-Cube, and is currently its President, Chief Executive Officer and a Director. He also serves as a member of the board of directors of CKS Group, Inc.

         Mr. Beaumont is a management consultant and is a board member of Plaintree Systems, Incorporated. In 1995 Mr. Beaumont retired from Nortel where he was the Chief Engineer of BNR, the largest commercial research and development facility in Canada. Mr. Beaumont has served as a PMC director since 1992.

         Mr. Diller, a founder of the Company, served as the Company's President and Chief Executive Officer from 1983 to July 1993 and has served as a director of the Company since the Company's formation in 1983. Mr. Diller was named as the Chairman of the Company's Board of Directors in July 1993. Mr. Diller served as Chief Financial Officer of the Company from its formation until July 1987. He has served on PMC's Board since its formation. He also serves on the board of directors of Elantec Semiconductor, Inc.

         Mr. Dionne has been a director of the Company since July 1992. Mr. Dionne is currently a management consultant. From May 1983 until March 1997, Mr. Dionne held a variety of senior management positions with Apple Computer, Inc., a computing products manufacturer, most recently as Senior Vice President and General Manager, Apple Worldwide Service and Support.

         Mr. Marshall has been a director of the Company since April 1996. Mr. Marshall's title is Vice President, General Manager of Cisco Systems Inc.'s Core Products Business Unit, which has responsibility for Cisco's traditional high-end Cisco 7500 series backbone routers as well as ATM switches. Mr. Marshall has also served as Vice President of Engineering for Cisco Systems Inc. from April 1992 to July 1995. Prior to joining Cisco Systems Inc., Mr. Marshall was the founding Vice President of Engineering of Convex Computer.

Vote Required

         The six nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

Board Meetings and Committees

         The Board of Directors of the Company held six meetings during the 1996 fiscal year. All nominees who were Board members in 1996 attended 75% or more of the meetings of the Board of Directors and of the committees of the Board on which the director served (held during their membership period) except Dr. Balkanski, who attended two-thirds of the meetings. The Board of Directors has an Audit Committee, Compensation Committee and Stock Option Committee. The Board does not have a nominating committee.

         The Audit Committee, which consists of Mr. Dionne and Mr. Marshall, held one meeting in 1996. The Audit Committee recommends engagement of the Company's independent auditors, approves the services performed by the Company's independent auditors and reviews the Company's accounting principles and its system of internal accounting controls.

         The Compensation Committee, which consists of Mr. Dionne and Mr. Balkanski, held one meeting in 1996. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and equity incentive plans.

         The Stock Option Committee, which consists of Mr. Diller and any other one director, took action by written consent on several occasions but did not hold any meetings in 1996. The Stock Option Committee has authority to grant stock options to purchase up to 10,000 shares to individuals not subject to
Section 16 of the Securities Exchange Act 1934.

Board Compensation

         Non-employee directors receive an annual retainer of $12,000 per year plus $1,000 per board meeting attended for their services as members of the Board of Directors. Non-employee directors are automatically granted options to purchase shares of the Company's Common Stock pursuant to the provisions of the Company's 1994 Incentive Stock Plan. Mr. Marshall received an option to purchase 20,000 shares of Common Stock at an exercise price of $15.9375 per share upon being appointed to the Board of Directors in April 1996. In June 1996, Mr. Balkanski and Mr. Dionne each received automatic annual grants of options to purchase 5,000 shares of Common Stock at an exercise price of $14.50 per share. These options become exercisable as to 1/4 of the shares subject to the option after one year; thereafter, 1/48 of the shares subject to the option become exercisable at the end of each calendar month.

         The Company has agreed to indemnify each director against certain claims and expenses for which the director might be held liable in connection with past or future service on the Board. In addition, the Company maintains an insurance policy insuring its officers and directors against such liabilities.

Certain Transactions

         During the year ended December 29, 1996, members of the Board of Directors of the Company and executive officers of the Company received grants of options as set forth under "Executive Compensation."

         During 1996, the largest outstanding amount owned by Mr. Bailey to PMC was approximately $344,198. This loan was pursuant to a September 1994 credit facility established to pay certain tax expenses incurred in connection with the transfer of PMC Special Shares to his wife. The maturity date of the loan is the earlier of (i) August 1, 1999 or (ii) when certain designated shares of the Company's Common Stock held by Mr. Bailey are disposed of in an arm's length transaction. The interest rate of the loan is the higher of (i) the applicable U.S. federal rate for a five-year loan or (ii) the prescribed rate for employee loans pursuant to the Income Tax Act (Canada). During 1996 PMC reimbursed Mr. Bailey for interest paid on the loan. This loan was paid in full in December 1996.

         In January 1996, in connection with the sale of SiTel Sierra B.V. ("SiTel"), Mr. Diller received approximately $80,000 upon the sale of his SiTel shares upon substantially the same terms as all other shareholders of SiTel.

Section 16(a) Reports

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's Securities with the Securities and Exchange Commission (the "SEC"). Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1996 all the reporting persons complied with Section 16(a) filing requirements except as follows: In December 1996 Mr. Bailey reported the acquisition earlier in the year of Common Stock of the Company upon retraction of PMC Series 1-A and Series 1-B Special Shares.

                                 PROPOSAL NO. 2:
                           REINCORPORATION IN DELAWARE

Introduction

         The Board of Directors believes that the best interests of the Company and its shareholders will be served by changing the state of incorporation of the Company from California to Delaware (the "Reincorporation"). As discussed below, the principal reasons for reincorporation are the reduction in the Company's operations in California, the greater flexibility of Delaware corporate law, the substantial body of case law interpreting that law and the increased ability of the Company to attract and retain qualified directors. The proposed Delaware certificate of incorporation and bylaws are substantially similar to those currently in effect in California with the exception that cumulative voting (permitted but never to date exercised by the Company's shareholders) will be eliminated. The term "Sierra Delaware" refers to PMC-Sierra, Inc., the new Delaware corporation which is the proposed successor to the Company.

         The Reincorporation will be effected by merging the Company into Sierra Delaware (the "Merger"). Upon completion of the Merger, the Company will cease to exist and Sierra Delaware will continue to operate the business of the Company under the name PMC-Sierra, Inc. Pursuant to the Agreement and Plan of Merger between the Company and Sierra Delaware, a copy of which is attached hereto as Exhibit A (the "Merger Agreement"), each outstanding share of the Company Common Stock, no par value, will automatically be converted into one share of Sierra Delaware Common stock, no par value. IT IS NOT NECESSARY FOR SHAREHOLDERS TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF SIERRA DELAWARE.

         Upon the date on which the Merger will become effective (the "Effective Date"), Sierra Delaware will also assume and continue the outstanding stock options and all other employee benefit plans of the Company. Each outstanding and unexercised option or other right to purchase shares of the Company's Common Stock will become an option or right to purchase the same number of shares of Sierra Delaware Common Stock on the same terms and conditions and at the same exercise price applicable to any such the Company option or right at the Effective Date.

         The Reincorporation has been unanimously approved by the Company's Board of Directors. If approved by the shareholders of the Company, it is anticipated that the Effective Date of the Merger will be as soon as reasonably practicable following the Annual Meeting of Shareholders. However, pursuant to the Merger Agreement, the Merger may be abandoned or the Merger Agreement may be amended by the Board of Directors (except that certain principal terms may not be amended without shareholder approval) either before or after shareholder approval has been obtained and prior to the Effective Date of the Reincorporation if, in the opinion of the board of directors of either company, circumstances arise that make it inadvisable to proceed.

         Shareholders of the Company will have no dissenters' rights of appraisal with respect to the Reincorporation. See "Significant Differences Between the Corporation Laws of California and Delaware--Appraisal Rights." The discussion set forth below is qualified in its entirety by reference to the Merger Agreement, the Certificate of Incorporation and the Bylaws of Sierra Delaware, copies of which are attached hereto as Exhibit A, B and C, respectively.

Vote Required for the Reincorporation Proposal

         Approval of the Reincorporation, which will also constitute approval of the (i) Merger Agreement, and Certificate of Incorporation and Bylaws of Sierra Delaware, (ii) the assumption of the Company's employee benefit plans and outstanding stock options by Sierra Delaware and (iii) revisions in the Company's indemnification agreements with its officers and directors to conform those agreements to Delaware law, will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock.

         THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSED REINCORPORATION IN DELAWARE. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE REINCORPORATION.

Principal Reasons for the Reincorporation

         The Company has remained a California corporation since its inception due in part to the large proportion of its operations in California. As a result of the Company's exit from the modem chipset business and related restructuring of its non-networking product businesses announced in September 1996 ("Restructuring"), the Company's California operations will become a small portion of its total operations. As a result, the Board of Directors believes it is appropriate to take advantage of the following benefits of Delaware law.

         Prominence, Predictability and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in that sate and, in furtherance of that policy, has been a leader in adopting, construing and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Because of Delaware's prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs.

         Increased Ability to Attract and Retain Qualified Directors. Both California and Delaware law permit a corporation to include a provision in its certificate of incorporation which reduces or limits the monetary liability of directors for breaches of fiduciary duty in certain circumstances. The increasing frequency of claims and litigation directed against directors and officers has greatly expanded the risks facing directors and officers of corporations in exercising their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. Recent efforts to adopt legislation in California, if successful, would have increased the liability of directors. It is the Company's desire to reduce these risks to its directors and officers and to limit situations in which monetary damages can be recovered against directors so that the Company may continue to attract and retain qualified directors who otherwise might be unwilling to serve because of the risks involved. The Company believes that, in general, Delaware law provides greater protection to directors than California law and that Delaware case law regarding a corporation's ability to limit director liability is more developed and provides more guidance than California law.

         Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principle applicable to measures that may be taken by a corporation and as to the conduct of the Board of Directors under the business judgment rule. The Company believes that its shareholders will benefit from the well-established principles of corporate governance that Delaware law affords.

No Change in the Board Members, Business, Management, Employee Plans or Location of Principal Facilities of the Company

         The Reincorporation will result in a change of the Company's name to PMC-Sierra, Inc. and will effect a change in the legal domicile of the Company, but not its physical location. The Reincorporation will not result in any change in the business, management, fiscal year, assets or liabilities or location of the principal facilities of the Company. The Company's principal business activities will be conducted in Canada as a result of the Restructuring and not as a result of the Reincorporation. The Company's directors will become the directors of Sierra Delaware. All employee benefit plans of the Company will be assumed and continued by Sierra Delaware. All stock options or other rights to acquire Common Stock of the Company will automatically be converted into an option or right to purchase the same number of shares of Sierra Delaware Common Stock at the same price per share, upon the same terms, and subject to the same conditions. The Company's other employee benefit arrangements will also be continued by Sierra Delaware upon the terms and subject to the conditions currently in effect.

Antitakeover Implications

         Delaware, like many other states, permits a corporation to adopt a number of measures through amendment of the certificate of incorporation or bylaws or otherwise, which measures are designed to reduce a corporation's vulnerability to unsolicited takeover attempts. The Reincorporation is not being proposed in order to prevent an unsolicited takeover attempt, nor is it in response to any present attempt known to the Board of Directors to acquire control of the Company, obtain representation on the Board of Directors or take significant action that affects the Company.

         Certain effects of the Reincorporation may be considered to have antitakeover implications. Section 203 of the Delaware General Corporation Law ("Section 203"), from which Sierra Delaware does not currently intend to opt out, restricts certain "business combinations" with "interested stockholders" for three years following the date that a person or entity becomes an interested stockholder, unless the Board of Directors approves the business combination and/or other requirements are met. The elimination of cumulative voting could be viewed as having an antitakeover effect in that it can make it more difficult for a minority shareholders to gain a seat on the Board. Other measures permitted under Delaware law, which the Company does not presently intend to implement, include the establishment of a staggered board of directors, and the elimination of the right of stockholders controlling at least ten percent (10%) of the voting shares to call a special meeting of stockholders. For a detailed discussion of all of the changes that will be implemented as part of the Proposed Reincorporation, see "The Charters and Bylaws of the Company and Sierra Delaware." For a discussion of differences between the laws of California and Delaware, see "Significant Differences Between the Corporation Laws of California and Delaware."

         In addition, Delaware Law permits a corporation to adopt such measures as stockholder rights plan, designed to reduce a corporation's vulnerability to unsolicited takeover attempts. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to such defensive measures and as to the conduct of a board of directors under the business judgment rule with respect to unsolicited takeover attempts. The Board of Directors has no present intention following the Reincorporation to amend the Certificate of Incorporation or Bylaws to include provisions that might deter an unsolicited takeover attempt. However, in the discharge of its fiduciary obligations to its shareholders, the Board of Directors of the Company will continue to evaluate the Company's vulnerability to potential unsolicited bids to acquire the Company on unfavorable terms and to consider strategies to enhance the Board's ability to negotiate with an unsolicited bidder.

The Charters and Bylaws of the Company and Sierra Delaware

         The provisions of the Sierra Delaware Certificate of Incorporation and Bylaws are similar to those of the Company's Articles of Incorporation and
Bylaws in many respects. However, the Reincorporation includes the implementation of certain provisions in the Sierra Delaware Certificate of Incorporation and Bylaws that alter the rights of shareholders and the powers of management. In addition, Sierra Delaware could implement certain other changes by amending its Certificate of Incorporation and Bylaws. For a discussion of such changes, see below and "Significant Differences Between the Corporation Laws of California and Delaware."

         The Articles of Incorporation of the Company currently authorize the Company to issue up to 50,000,000 shares of Common Stock, no par value and 5,000,000 shares of undesignated Preferred Stock, no par value. The Certificate of Incorporation of Sierra Delaware provides that such company will have 50,000,000 authorized shares of Common Stock, no par value, and 5,000,000 shares of undesignated Preferred Stock, no par value. Like the Company's Articles of Incorporation, Sierra Delaware's Certificate of Incorporation provides that the Board of Directors is entitled to determine the powers, preferences and rights, and the qualifications, limitations or restrictions, of the authorized and unissued undesignated Preferred Stock. Thus, although it has no present intention of doing so, the Board of Directors, without stockholder approval, could authorize the issuance of Preferred Stock upon terms which could have the effect of delaying or preventing a change in control of the Company or modifying the rights of holders of the Company's Common Stock under either California or Delaware law. The Board of Directors could also use shares for further financings, possible acquisitions and other uses.

         Monetary Liability of Directors. The Articles of Incorporation of the Company and the Certificate of Incorporation of Sierra Delaware both provide for the elimination of personal monetary liability of directors to the fullest extent permissible under the applicable law. The provisions eliminating monetary liability of directors set forth in the Sierra Delaware Certificate of Incorporation is potentially broader than the corresponding provision in the Company's Articles of Incorporation, in that the former incorporates future amendments to Delaware law with respect to the elimination of such liability. See "Significant Differences Between the Corporation Laws of California and Delaware--Indemnification and Limitation of Liability."

         Size of the Board of Directors. The Bylaws of Sierra Delaware provide for a Board of Directors consisting of six directors. The Bylaws of the Company provide for a Board of Directors of from four to seven members, with the exact number currently set at six directors. Under California law, although changes in the number of directors, in general, must be approved by a majority of the outstanding shares, the Board may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws. Delaware law permits the board of directors, acting alone, to change the authorized number of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation. After the Reincorporation, the Board of Directors of Sierra Delaware could amend the Bylaws to change the size of the Board of Directors from six directors without further stockholder approval.

         Cumulative Voting for Directors. Under California law, if any shareholder has given notice of an intention to cumulate votes for the election of directors, any other shareholder of the corporation is also entitled to cumulate his or her votes at such election. Cumulative voting provides that each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. In the absence of cumulative voting, the holders of a majority of the shares present or represented at a meeting in which directors are to be elected would have the power to elect all the directors to be elected at such meeting, and no person could be elected without the support of holders of a majority of the shares present or represented at such meeting. Elimination of cumulative voting could make it more difficult for a minority shareholder adverse to a majority of the shareholders to obtain representation on the Company's Board of Directors. California corporations whose stock is listed on a national stock exchange or whose stock is held by 800 shareholders of record and included in the Nasdaq National Market System (a "Listed Company") can also eliminate cumulative voting with shareholder approval. The Company qualifies as a Listed Company but has not sought shareholder approval to eliminate cumulative voting. Under Delaware law, cumulative voting in the election of directors is not mandatory. The Sierra Delaware Certificate of Incorporation does not provide for cumulative voting rights.

         Power to Call Special Shareholders' Meetings. Under California law, a special meeting of shareholders may be called by the Board of Directors, the Chairman of the Board, the President, the holders of shares entitled to cast not less than 10% of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Under Delaware law, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the Certificate of Incorporation or the Bylaws. The Bylaws of Sierra Delaware currently authorize the Board of Directors, the Chairman of the Board, the President and the holders of not less than 10% of the shares entitled to vote to call a special meeting of stockholders. Therefore, no substantive change is contemplated in this provision, although the Board could in the future amend the Company's Bylaws without stockholder approval.

         Filling Vacancies on the Board of Directors. Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the Board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The Company's current Articles of Incorporation and Bylaws do not permit directors to fill vacancies created by removal of a director. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws (or unless the certificate of incorporation directs that a particular class of stock is to elect such directors), in which case a majority of the directors elected by such class, or a sole remaining director so elected, shall fill such vacancy or newly created directorship). The Bylaws of Sierra Delaware provide, consistent with the Company's Bylaws, that any vacancy created by the removal of a director by the stockholders of Sierra Delaware may be filled only by the stockholders. Following the Reincorporation, the Board of Directors of Sierra Delaware could amend the Bylaws to provide that directors may fill any vacancy created by removal of directors by the stockholders.

         Loans to Officers and Employees. Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent requires approval of the shareholders unless such loan or guaranty is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. However, under California law, shareholders of any corporation with 100 or more shareholders of record, such as the Company, may approve a bylaw authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. Pursuant to the Sierra Delaware Bylaws and in accordance with Delaware law, Sierra Delaware may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

         Voting by Ballot. California law provides that the election of directors may proceed in the manner described in a corporation's bylaws. The Company's current Bylaws provide that the election of directors at a shareholders' meeting may be by voice vote or ballot, unless prior to such vote a shareholder demands a vote by ballot, in which case such vote must be by ballot. Under Delaware law, the right to vote by written ballot may be restricted if so provided in the Certificate of Incorporation. The Bylaws of Sierra Delaware do not address election by ballot, but the Certificate of Incorporation of Sierra Delaware, consistent with the Company's current Bylaws, provides that if a stockholder specifically demands election of directors by ballot (or if the Bylaws provide that elections shall be by ballot) then elections shall be held by ballot. Stockholders of Sierra Delaware may therefore continue to demand election by ballot, unless and until the Certificate of Incorporation is amended, which amendment would require a majority stockholder vote. It may be more difficult for a stockholder to contest the outcome of a vote that has not been conducted by written ballot.

Compliance with Delaware and California Law

         Following the Annual Meeting of Shareholders, if the Reincorporation is approved, the Company will submit the Merger Agreement to the office of the California Secretary of State and to the office of the Delaware Secretary of State for filing.

Significant Differences Between the Corporation Laws of California and  Delaware

         The corporation laws of California and Delaware differ in many respects. Although all the differences are not set forth in this Proxy Statement, certain provisions, which could materially affect the rights of shareholders, are discussed below.

         Stockholder Approval of Certain Business Combinations. In recent years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

         Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner, individually or with or through certain other persons or entities, of 15% or more of such voting stock at any time within the previous three years, or is an affiliate or associate of any of the foregoing.

         For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a direct or indirect majority-owned subsidiary equal in aggregate market value to 10% or more of the aggregate market value of either the corporation's consolidated assets or all of its outstanding stock; the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of stock of the corporation or such subsidiary to the interested, stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock or of the corporation's voting stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

         The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder; (ii) upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

         Section 203 only applies to certain publicly held corporations that have a class of voting stock that is (i) listed on a national securities exchange, (ii) quoted on an interdealer quotation system of a registered national securities association or (iii) held of record by more than 2,000 stockholders. Although a Delaware corporation to which Section 203 applies may elect not to be governed by Section 203, Sierra Delaware does not intend to so elect.

         Section 203 will encourage any potential acquiror to negotiate with the Company's Board of Directors. Section 203 also might have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Sierra Delaware in which all stockholders would not be treated equally. Shareholders should note, however, that the application of Section 203 to Sierra Delaware will confer upon the Board the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for Sierra Delaware's shares over the then-current market price. Section 203 would also discourage certain potential acquirers unwilling to comply with its provisions. See "Shareholder Voting".

         Removal of Directors. Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. The Certificate of Incorporation of Sierra Delaware does not provide for a classified board of directors or for cumulative voting.

         Classified Board of Directors. A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. California law permits certain qualifying corporations to provide for a classified board of directors by adopting amendments to their articles of incorporation or bylaws, which amendments must be approved by the shareholders. Although the Company qualifies to adopt a classified board of directors, its Board of Directors has not done so. Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Sierra Delaware Certificate of Incorporation and Bylaws do not provide for a classified board and Sierra Delaware presently does not intend to propose establishment of a classified board. The establishment of a classified board following the Reincorporation would require the approval of the stockholders of Sierra Delaware.

         Indemnification and Limitation of Liability. California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit, with certain exceptions, a corporation to adopt a provision in its articles of incorporation or certificate of incorporation, as the case may be, eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

         The Articles of Incorporation of the Company eliminate the liability of directors to the corporation to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees.

         The Certificate of Incorporation of Sierra Delaware also eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve Sierra Delaware or its directors from the necessity of complying with federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

         California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (b) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action that is settled or otherwise disposed of without court approval.

         California law requires indemnification when the individual has defended successfully the action on the merits (as opposed to Delaware law, which requires indemnification relating to a successful defense on the merits or otherwise).

         Delaware law generally permits indemnification of expenses, including attorney's fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue, or matter therein, on the merits or otherwise.

         Expenses incurred by an officer or director in defending an action may be paid in advance, under Delaware law and California law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

         California law permits a California corporation to provide rights to indemnification beyond those provided therein to the extent such additional indemnification is authorized in the corporation's articles of incorporation. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions which make mandatory the permissive indemnification provided by California law. Under California law, there are two limitations on such additional rights to indemnification: (i) such indemnification is not permitted for acts, omissions or transactions from which a director of a California corporation may not be relieved of personal liability, as described above; and (ii) such indemnification is not permitted in circumstances where California law expressly prohibits indemnification, as described above. The Company's Articles of Incorporation permit indemnification beyond that expressly mandated by the California Corporations Code and limit director monetary liability to the extent permitted by California law. The Company has entered into indemnification agreements with its officers and directors.

         Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. By contrast to California law, Delaware law does not require authorizing provisions in the certificate of incorporation and does not contain express prohibitions on indemnification in certain circumstances; limitations on indemnification may be imposed by a court, however, based on principles of public policy.

         A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Under Delaware law, therefore, the indemnification agreements entered into by the Company with its officers and directors may be assumed by Sierra Delaware upon completion of the Reincorporation. If the Reincorporation is approved, the indemnification agreements will be amended to the extent necessary to conform the agreements to Delaware law, and a vote in favor of the Reincorporation is also approval of such amendments to the indemnification agreements. In particular, the indemnification agreements will be amended to include within their purview future changes in Delaware law that expand the permissible scope of indemnification of directors and officers of Delaware corporations.

         Inspection of Shareholder List. Both California and Delaware law allow any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of 5% or more of a corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14B with the Securities and Exchange Commission in connection with a contested election of directors. The latter provision has not been amended in response to the elimination of Schedule 14B under the revised proxy rules. Under California law, such absolute inspection rights also apply to a corporation formed under the laws of any other state if its principal executive offices are in California or if it customarily holds meetings of its board in California. Delaware law also provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders' meeting for any purpose germane to the meeting. However, Delaware law contains no provisions comparable to the absolute right of inspection provided by California law to certain shareholders.

         Dividends and Repurchases of Shares. California law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law.

         Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares, other than repurchases of its shares issued under employee stock plans contemplated by Section 408 of the California Corporations Code) unless either
(i) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or (ii) immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 125% of its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

         Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

         Shareholder Voting. Both California and Delaware law generally require that a majority of the shareholders of both acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding or treasury share after the merger, and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

         Both California law and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.


         With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares. As a result, shareholder approval of such transactions may be easier to obtain under Delaware law for companies which have more than one class of shares outstanding.

         California law also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Although Delaware law does not parallel California law in this respect, under some circumstances Section 203 does provide similar protection against coercive two-tiered bids for a corporation in which the stockholders are not treated equally. See "Significant Differences Between the Corporation Laws of California and Delaware--Stockholder Approval of Certain Business Combinations."

         California law provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing person of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation that does not have shares held of record by at least 100 persons, or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. Delaware law has no comparable provision.

         Interested Director Transactions. Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law, (a) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation, or (b) the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even if the disinterested directors are less than a quorum). Therefore, certain transactions that the Board of Directors of the Company might not be able to approve because of the number of interested directors, could be approved by a majority of the disinterested directors of Sierra Delaware, although less than a majority of a quorum. The Company is not aware of any plans to propose any transaction involving directors of the Company that could not be approved under California law but could be approved under Delaware law.

         Shareholder Derivative Suits. California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

         Appraisal Rights. Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of Delaware law.

         The limitations on the availability of appraisal rights under California law are different from those under Delaware law. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of such shares. Appraisal rights are also unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity (as will be the case in the Reincorporation). Appraisal or dissenters' rights are, therefore, not available to shareholders of the Company with respect to the Reincorporation. California law generally affords appraisal rights in sale of asset reorganizations.

Dissolution. Under California law, shareholders holding fifty percent (50%) or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporations board of directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may it be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. Sierra Delaware's Certificate of incorporation contains no such supermajority voting requirement, however, and a majority of the outstanding shares entitled to vote, voting at a meeting at which a quorum is present, would be sufficient to approve a dissolution of Sierra Delaware that had previously been approved by its Board of Directors.

Certain Federal Income Tax Considerations

         The following is a discussion of certain federal income tax considerations that may be relevant to holders of the Company's Common Stock who receive Sierra Delaware Common Stock in exchange for their Company Common Stock as a result of the Reincorporation. The discussion does not address all of the tax consequences of the Reincorporation that may be relevant to particular
Company shareholders, such as dealers in securities, or those Company shareholders who acquired their shares upon the exercise of stock options, nor does it address the tax consequences to holders of options or other rights to acquire Company Common Stock. Furthermore, no foreign, state, or local tax considerations are addressed herein. IN VIEW OF THE VARYING NATURE OF SUCH TAX CONSEQUENCES, EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED REINCORPORATION, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

         Subject to the limitations, qualifications and exceptions described herein, and assuming the Reincorporation qualifies as a reorganization within the meaning of Section 368(a) of the Code, the following tax consequences generally should result:

                  (a) No gain or loss should be recognized by holders of Company Common Stock upon receipt of Sierra Delaware Common Stock pursuant to the Reincorporation;

                  (b) The aggregate tax basis of the Sierra Delaware Common Stock received by each shareholder in the Reincorporation should be equal to the aggregate tax basis of the Company Common Stock surrendered in exchange therefor; and

                  (c) The holding period of the Sierra Delaware Common Stock received by each shareholder of the Company should include the period for which such shareholder held the Company Common Stock surrendered in exchange therefor, provided that such Company Common Stock was held by the shareholder as a capital asset at the time of Reincorporation.

         The Company has not requested a ruling from the Internal Revenue Service (the "IRS") with respect to the federal income tax consequences of the Proposed Reincorporation under the Code. The Company will, however, receive an opinion from its legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, substantially to the effect that the Proposed Reincorporation will qualify as a reorganization within the meaning of Section 368(a) of the Code (the "Tax Opinion"). The Tax Opinion will neither bind the IRS nor preclude it from asserting a contrary position. In addition, the Tax Opinion will be subject to certain assumptions and qualifications and will be based upon the truth and accuracy of representations made by the Company and Sierra Delaware. Of particular importance will be assumptions and representations relating to the requirement (the "continuity of interest" requirement) that the shareholders of the Company retain, through ownership of Sierra Delaware stock, a significant equity interest in the Company's business after the Reincorporation.

         A successful IRS challenge to the reorganization status of the Reincorporation (in consequence of a failure to satisfy the "continuity of interest" requirement or otherwise) would result in a shareholder recognizing gain or loss with respect to each share of the Company Common Stock exchanged in the Reincorporation equal to the difference between the shareholder's basis in such share and the fair market value, as of the time of the Reincorporation, of the Sierra Delaware Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the shares of Sierra Delaware Common Stock received in the exchange would equal their fair market value on such date, and the shareholder's holding period for such shares would not include the period during which the shareholder held the Company Common Stock. Even if the Reincorporation qualifies as a reorganization under the Code, a shareholder would recognize gain to the extent the shareholder received (actually or constructively) consideration other than Sierra Delaware Common Stock in exchange for the shareholder's Common Stock of the Company.

Description of Securities of Sierra Delaware

         The authorized capital stock of the Sierra Delaware consists of 50,000,000 shares of Common Stock, no par value, 405,916 shares of Series D Preferred Stock, no par value, and 5,000,000 shares of undesignated Preferred Stock, no par value. The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by the provisions of Sierra Delaware's Certificate of Incorporation and by the provisions of applicable law.

         Common Stock. The Common Stock Shares of Sierra Delaware have no par value. Subject to preferences that may be applicable to any Preferred Stock which may be issued in the future, the holders of Common Stock of Sierra Delaware are entitled to receive ratably such non-cumulative dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Common Stock of Sierra Delaware has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of Common Stock of Sierra Delaware are entitled to one vote per share on all matters to be voted upon by the stockholders. In the event of liquidation, dissolution or winding up of Sierra Delaware, the holders of Common Stock of Sierra Delaware are entitled to share ratably in all assets remaining after payment of liabilities, subject to liquidation preferences, if any, of Preferred Stock which may be issued in the future. All outstanding shares of Common Stock are fully paid and non-assessable.

         Preferred Stock. The Board of Directors of Sierra Delaware has the authority to issue up to 5,000,000 additional shares of Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without Common Stock stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Sierra Delaware.

         Rights of Holders of Special Shares of PMC. The Special Shares, no par value, of PMC are redeemable for Common Stock of Sierra California. Special Shares do not have voting rights in Sierra California, but in all other respects they represent the economic and functional equivalent of the Common Stock of Sierra California for which they can be redeemed. Under applicable law, each class of Special Shares will have class voting rights in certain circumstances with respect to transactions that effect the rights of the class and for certain extraordinary corporate transactions. Two kinds of Special Shares are outstanding: A Special Shares and B Special Shares. Upon the Effective Date, all of Sierra California's obligations towards holders of PMC Special Shares will be assumed by Sierra Delaware.

                                 PROPOSAL NO. 3:
                          APPROVAL OF AMENDMENT TO THE
                            1994 INCENTIVE STOCK PLAN

         The 1994 Incentive Stock Plan (the "1994 Plan") was adopted by the Board of Directors in January 1994 and approved by the shareholders in May 1994. Prior to April 1997, 3,600,000 shares were reserved for issuance under the 1994 Plan. In February 1997, the Board of Directors approved an amendment to the 1994 Plan to increase the number of shares reserved for issuance by 500,000 shares to a new total of 4,100,000 shares. Proposal No. 3 seeks shareholder approval of the amendments made by the Board of Directors in February 1997.

          The essential features of the 1994 Plan are set forth below:

         General: The 1994 Plan provides for the granting to employees of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), and for the granting of nonstatutory options, stock bonuses and stock purchase rights to employees, consultants, sales representatives and distributors. As of March 30, 1997, options to purchase 2,462,563 were outstanding, 859,053 shares were available for future grant, options to purchase 278,394 shares had been exercised and 20,000 shares had been issued as a stock bonus. As of March 30, 1997, approximately 234 persons were eligible to participate in the 1994 Plan and the closing price of the Company's Common Stock as last reported on the Nasdaq National Market was $16.50.

         Administration and Eligibility: The 1994 Plan is currently administered by the Board of Directors. The Stock Option Committee (comprised of Mr. Diller and any other director) has authority to grant options to purchase up to 20,000 shares for each individual, but has no authority to grant options to persons subject to Section 16 of the Exchange Act. The administrator determines the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof, and the terms of stock purchase rights and stock bonuses.

         The 1994 Plan provides that no officer or employee may be granted in any one fiscal year stock options or purchase rights with respect to more than 800,000 shares of Common Stock. There is also a limit on the aggregate market value of shares subject to all incentive stock options which may be granted to an optionee during any calendar year. See "Tax Information Regarding Stock Options" below.

         Consideration to be Paid: The consideration to be paid for shares may consist of cash, check, promissory note, shares of Common Stock of the Company, a reduction in the amount of any indebtedness of the Company to the optionee, or such other consideration as permitted under applicable law. The Company may issue stock bonuses in exchange for past or future services as permitted by applicable law.

         Additional Terms of Options:

         Options are not transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options must be at least equal to the fair market value of the shares of Common Stock on the date of grant. The exercise price of all nonstatutory stock options must be at least 85% of the fair market value of the Common Stock on the date of grant. Options generally have not been granted at exercise prices less than 100% of the fair market value on the date of grant. The term of each option may not exceed ten years. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years.

         The administrators of the 1994 Plan determine when options granted thereunder will become exercisable. Options granted before March 1, 1996 generally vest at the rate of 1/48th of the shares subject to the option at the end of each calendar month. Options granted after March 1, 1996 generally become exercisable as to 1/4 of total shares subject to the option after one year;
thereafter, 1/48 of the shares subject to the option vest at the end of each calendar month.

         If a participant's services to the Company terminate for any reason other than death or disability, the participants option may be exercised only during a specified period of time after termination and only to the extent the option was exercisable on the date of termination. If a participant's status changes from that of an employee to a consultant, the participant's options will automatically convert from incentive stock options to nonstatutory stock options on the 91st day after such change of status.

         In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the Board of Directors must accelerate the exercisability of all outstanding options unless the outstanding options are assumed or equivalent options are substituted by the successor corporation.

         Additional Terms of Stock Bonuses and Stock Purchase Rights: Shares issued pursuant to stock bonuses and stock purchase rights can be subject to repurchase by the Company at the original purchase price of the shares or, in the case of stock bonuses, at the fair market price of the shares on the date of grant in the event that the person acquiring the shares ceases to be employed by the Company or ceases to be a distributor for or representative of the Company. The repurchase option lapses at a rate determined by the administrator.

         Terms of Options to Non-Officer Directors: Option grants to members of the Board of Directors who are not employees or consultants of the Company ("non-officer directors") are automatic and non-discretionary. Upon initial election, each non-officer director of the Company automatically receives an option to purchase 20,000 shares of Common Stock. On June 1 in each calendar year, each continuing non-officer director of the Company who first served as a non-officer director prior to September 1, 1995 automatically receives an option to purchase 5,000 shares of Common Stock, provided in each case that such person has served in such capacity for the prior 12 months. Each non-officer director of the Company who first served as a non-officer director after September 1, 1995, shall automatically be granted an option to purchase 5,000 shares on each anniversary date of each such person's election to the board, provided each such person continues to serve as a non-officer director on such dates. Additionally, in September 1996 the Board granted to each non-officer director an option to purchase 5,000 shares. Options granted before March 1, 1996 become exercisable at the rate of 1/48th of the shares subject to the option at the end of each calendar month. Options granted after March 1, 1996, become exercisable at the rate of 1/4 of the total shares subject to the option after one year; thereafter, 1/48 of the shares subject to the option vest at the end of each calendar month.

         Amendments to the Plan: The Board of Directors may amend or terminate the plan from time to time in such respect as the board may deem advisable. To the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company will obtain approval of the shareholders of the Company to the extent and in the manner required by such law or regulation.

         Tax Information Regarding Stock Options: Options granted under the 1994 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

         An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

         All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's tax basis (purchase price plus the income recognized on exercise), will be treated as long-term or short-term capital gain or loss, depending on the holding period.

         The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the Optionee with respect to shares acquired upon exercise of a nonstatutory option.

         The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1994 Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

         Tax Information Regarding Stock Purchase and Stock Bonus Rights: The shares of Common Stock acquired upon exercise of a stock purchase right or pursuant to a stock bonus will be deemed "property subject to substantial risk of forfeiture" within the meaning of Section 83 of the Internal Revenue Code by reason of the repurchase option in favor of the Company described above. Unless an election is filed with the Internal Revenue Service under Section 83(b) of the Code within 30 days after the date of purchase or bonus, the participant will not be taxed at the time of purchase or bonus on any difference between the fair market value of the shares at the time of purchase or bonus and the amount (if any) paid for the shares, nor will the participant's long-term capital gain holding period begin to run at the time of purchase or bonus. Rather, at such time or times as the repurchase option expires, the participant will recognize ordinary income in an amount equal to the difference between the amount (if any) paid for the shares and the fair market value of the shares at such time or times, whether or not the shares are sold at such tune, and the long-term capital gain holding period will begin to run at such time or times. If an election is timely made under Section 83(b), the participant will recognize ordinary income at the time of purchase or bonus in the amount of any difference between the fair market value of the stock at such time and the amount (if any) paid for the shares. The income recognized by a participant who is also an employee will be treated as wages and will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the amount and at the time that the participant recognizes ordinary income with respect to shares acquired upon exercise of a stock purchase right or pursuant to a stock bonus.

         Participation in the Option Plan: The grant of options and stock purchase rights under the 1994 Plan to executive officers is subject to the discretion of the Board or the Plan Committee. Options to purchase a total of 315,000 shares were granted during fiscal 1996 to executive officers under the 1994 Plan. There has been no determination by the Board or the Plan Committee with respect to future awards under the 1994 Plan.

         The grant of options under the 1994 Plan to non-officer directors is described under "Terms of Options to Non-Officer Directors." Options to purchase a total of 35,000 shares were granted during fiscal 1996 to non-officer directors under the 1994 Plan. Assuming that each of the Company's current non-officer directors remains a director through June 5, 1997 and if Mr. Beaumont is elected to the Board, options to purchase 35,000 shares will be granted to non-officer directors in fiscal 1997. Each of these options will be exercisable at a price equal to the fair market value of the Company's Common Stock on the date of grant.
It is not possible at this time to determine the value of these option grants.

         The following table sets forth information regarding grants made under the 1994 Plan for the last fiscal year ended December 29, 1996 to (i) each executive officer named in the Summary Compensation Table, (ii) all current executive officers as a group, (iii) all non-officer directors and nominees for election as directors as a group and (iv) all employees as a group.
Future option grants to the individuals listed below are not presently determinable.

                                                                Weighted Average
                                                 Options         Exercise Price
        Identity of Person or Group              Granted(#)         Per Share
---------------------------------------------    ---------       ---------------
James V. Diller . . . . . . . . . . . . . . .     120,000           $17.00
Robert L. Bailey  . . . . . . . . . . . . . .      50,000           $17.00
Colin Beaumont  . . . . . . . . . . . . . . .          --               --
Glenn C. Jones  . . . . . . . . . . . . . . .      75,000           $14.583
Richard J. Koeltl . . . . . . . . . . . . . .      70,000           $17.00
Gregory Aasen . . . . . . . . . . . . . . . .          --               --
Alexandre Balkanski . . . . . . . . . . . . .       5,000           $14.50
Michael L. Dionne . . . . . . . . . . . . . .       5,000           $14.50
Frank Marshall  . . . . . . . . . . . . . . .      20,000           $15.9375
All current executive officers as a group . .     315,000           $16.4246
All non-officer directors as a group  . . . .      35,000           $15.3214
All employees as a group  . . . . . . . . . .   1,063,624           $13.6178

Vote Required

         The affirmative vote of a majority of the Votes Cast will be required to approve the amendment to the 1994 Plan.

Recommendations

         The Company's Board of Directors recommends a vote FOR Proposal No. 3.

                                 PROPOSAL NO. 4:
       APPROVAL OF THE 1996 PMC-SIERRA, INC. (PORTLAND) STOCK OPTION PLAN

         The Company has agreed to issue up to 450,000 shares of Common Stock upon exercise of options held by employees of PMC-Sierra, Inc. (Portland) ("PMC Portland") under the PMC Portland Stock Option Plan ("Portland Plan"). The principal features of the Portland Plan are outlined below:

         General: The Portland Plan provides PMC Portland employees with an opportunity to purchase Common Stock of the Company.

         The Portland Plan provides for the grant to PMC Portland employees of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), and for the grant of nonstatutory options to PMC Portland employees and consultants. As of March 29, 1997, options to purchase 385,938 shares were outstanding, 40,058 shares were available for future grant, and 24,004 had been exercised. As of March 30, 1997, approximately [16] persons were eligible to participate in the Portland Plan and the closing price of the Company's Common Stock as last reported on the Nasdaq National Market was $16.50.

         Administration and Eligibility: The Portland Plan is currently administered by the PMC Portland Board of Directors. The administrator determines the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

         The Portland Plan provides that no officer or employee may be granted in any one fiscal year stock options or purchase rights with respect to more than 450,000 shares of Common Stock. There is also a limit on the aggregate market value of shares subject to all incentive stock options which may be granted to an optionee during any calendar year. See "Tax Information Regarding Stock Options" below.

         Consideration to be Paid: The consideration to be paid for shares may consist of cash, check, promissory note, shares of Common Stock of the Company, a reduction in the amount of any indebtedness of the Company to the optionee, or other consideration as permitted under state and corporate securities laws and the Internal Revenue Code.

         Additional Terms of Options: Options are not transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options must be at least equal to the fair market value of the shares of Common Stock of Sierra on the date of grant. The exercise price of all nonstatutory stock options must be at least 85% of the fair market value of Sierra's Common Stock on the date of grant. Options generally have not been granted at exercise prices less than 100% of the fair market value on the date of grant. The term of each option may not exceed ten years. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Sierra outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years.

         The administrator of the Portland Plan determines when options granted thereunder will become exercisable. Options generally become exercisable as to 1/4 of the total shares subject to the option after one year; thereafter, 1/48 of the shares subject to the option vest at the end of each calendar month.

         If a participant's services to the Company terminate for any reason other than death or disability, the participant's option may be exercised only during a specified period of time after termination and only to the extent the option was exercisable on the date of termination. Upon such termination the participant's option will continue to vest according to the vesting schedule unless the termination is by the Company for cause, as defined in the Portland Plan. If a participant's status changes from that of an employee to a consultant, the participant's options automatically convert from incentive stock options to nonstatutory stock options on the 91st day after such change of status.
         In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the Board of Directors must accelerate the exercisability of all outstanding options unless the outstanding options are assumed or equivalent options are substituted by the successor corporation.

         Amendments to the Plan: The Board of Directors may amend or terminate the plan from time to time in such respect as the board may deem advisable. To the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company will obtain approval of the shareholders of the Company to the extent and in the manner required by such law or regulation.

         Tax Information Regarding Stock Options: Options granted under the Portland Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

         An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

         All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's tax basis (purchase price plus the income recognized on exercise), will be treated as long-term or short-term capital gain or loss, depending on the holding period.

         The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the Optionee with respect to shares acquired upon exercise of a nonstatutory option.

         The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Portland Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

         Participation in the Portland Plan: The grant of options under the Portland Plan to executive officers, is subject to the discretion of the Board of PMC Portland. No options were granted during fiscal 1996 to executive officers or non-officer directors of the Company under the Portland Plan. There has been no determination by the Board of PMC Portland with respect to future awards under the Portland Plan.

Vote Required

         The affirmative vote of a majority of the Votes Cast will be required to approve the Portland Plan.

Recommendations

         The Company's Board of Directors recommends a vote FOR Proposal No. 4.


                                 PROPOSAL NO. 5:
               CONFIRMATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Company's Board of Directors selected Deloitte & Touche LLP as the Company's independent auditor for the 1997 fiscal year in April 1997. There were no disagreements with the Ernst & Young LLP, the Company's independent auditor for fiscal 1996, regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Ernst & Young LLP's reports for either of the past two completed fiscal years and the following interim period did not contain an adverse opinion or a disclaimer of opinion, and was not qualified as to uncertainty, audit scope or accounting principles. Prior to selecting Deloitte & Touche LLP, the Company had not consulted with Deloitte & Touche LLP regarding the application of accounting principles, the type of audit opinion that might be rendered on the Company's financial statements, or any event that was either a reportable event or the subject of a disagreement.

         The Company's Board of Directors recommends that the shareholders ratify such selection. In the event of a negative vote, the Board of Directors will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

         The affirmative vote of a majority of the Votes Cast will be required confirm the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 1997 fiscal year.

Recommendation

         The Company's Board of Directors recommends a vote FOR Proposal No. 5.

                             EXECUTIVE COMPENSATION

Compensation Tables

         Summary Compensation Table. The following table sets forth the compensation paid by any person for all services rendered in all capacities to the Company and its subsidiaries, for each of the three fiscal years in the period ended December 29, 1996, to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company in 1996:

                                                                                          Long-Term
                                                     Annual Compensation               Compensation(1)
                                                  -------------------------            ---------------
                                                                                         Securities              All Other
                                                                                         Underlying            Compensation
      Name and Principal Position           Year          Salary ($)      Bonus ($)       Options (#)             ($)(2)
-------------------------------------      ------        -----------     ----------      -----------           ------------
Gregory Aasen . . . . . . . . . . . .       1996           135,055          72,013                --                 63
Chief Operating Officer and Secretary       1995           116,801          35,460            50,000                174
of PMC                                      1994            88,490              --                --                162

James V. Diller . . . . . . . . . . .       1996           300,019         311,068           120,000                683
Chairman and Chief Executive Officer        1995           281,683         265,781           100,000                683
                                            1994           257,193          37,877           138,192 (3)            683

Robert L. Bailey(4) . . . . . . . . .       1996           209,438         125,200            50,000             25,569 (5)
President and Chief Executive Officer       1995           200,868         124,861                --             26,407 (6)
of PMC                                      1994           175,432          53,129            18,332 (7)            173

Richard J. Koeltl(8). . . . . . . . .       1996           230,004         193,986            70,000                683
President and Chief Operating Officer       1995           214,474         172,757           100,000                683
                                            1994           191,565          24,620            50,000                683

Glenn C. Jones. . . . . . . . . . . .       1996           182,021         143,808            75,000                683
Senior Vice President, Finance and          1995           167,632         132,890            50,000                683
Chief Financial Officer                     1994 (9)       134,733          15,073           240,000                580

(1)  The Company made no restricted stock awards during the periods presented.
(2)  Life insurance premiums, except as indicated in Notes 5 and 6.
(3) Includes 38,192 shares issuable upon redemption of PMC Special Shares subject to an option.
(4)  Mr. Bailey became an officer of the Company in September 1994.
(5) Includes $96 for life insurance premium and $25,473 to reimburse interest paid to PMC. See "Certain Transactions."
(6) Includes $170 for life insurance premium and $26,237 to reimburse interest paid to PMC. See "Certain Transactions."
(7) Includes 18,332 shares issuable upon redemption of PMC Special Shares subject to an option.
(8) Mr. Koeltl joined the Company in July 1993 and was employed by the Company until September 1996. During the remainder of 1996, he provided consulting services to the Company.
(9)  Mr. Jones joined the Company in February 1994.

         Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended December 29, 1996 to each of the executive officers named in the Summary Compensation Table above:

                                                      Individual Grants                              Potential Realizable Value
                               ---------------------------------------------------------------           at Assumed Annual
                                              % of Total Options                                           Rates of Stock
                                                  Granted to        Exercise or                          Price Appreciation
                                 Options           Employees        Base Price     Expiration            for Option Term(5)
           Name               Granted(1)(2)     in Fiscal Year(3)    ($/sh)(4)         Date             5%($)          10%($)
------------------------      ------------    -------------------   -----------    ----------         ---------      ---------

Gregory Aasen                         --              --                 --             --                   --             --

Robert L. Bailey                  50,000             3.7              17.00         01/23/2006          530,310      1,341,480

James V. Diller                  120,000             8.9              17.00         01/23/2006        1,282,945      3,251,235

Glenn C. Jones                    50,000             3.7              17.00         01/23/2006          534,560      1,354,681
                                  25,000             1.9               9.75         09/09/2006          153,293        388,475

Richard J. Koeltl                 70,000             5.2              17.00         09/23/2006          748,385      1,896,554

(1) The listed options become exercisable as to 1/48th of the shares subject to the option at the end of each month after the date of grant with full vesting occurring on the fourth anniversary of the date of grant, except for the 25,000 shares granted to Mr. Jones which become exercisable as to 1/4 of the shares subject to the option one year after the date of grant and thereafter monthly as to 1/48 of the shares subject to the option.
(2) Under the terms of the Company's 1994 Incentive Stock Plan, the Board of Directors retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.
(3) The Company granted options to purchase 1,348,574 shares of Common Stock to employees in fiscal 1996.
(4) The exercise price and tax withholding obligations related to exercise may in some cases be paid by delivery of other shares or by offset of the shares subject to the options.
(5)   The  5%  and  10%  assumed   annualized  rates  of  compound  stock  price
      appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or a projection by the Company of future Common Stock prices.

         Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, stock options exercised during the fiscal year ended December 29, 1996 and the fiscal year-end value of unexercised options:

                                                                   Number of Securities        Value(1) of Unexercised
                               Shares                            Underlying  Unexercised       In-the-Money Options at
                            Acquired on         Value          Options at Fiscal Year-End:         Fiscal Year-End:
         Name                Exercise      Realized(1)(2)($)   Exercisable/Unexercisable(3)  Exercisable/Unexercisable($)
-------------------------   -----------    ----------------    ---------------------------   ---------------------------
Gregory Aasen                    646              1,127              12,500/37,500                 1,563/4,688
Robert L. Bailey              14,243            112,812            11,840/42,743(4)               3,722/40,922
James V. Diller               20,795            168,887           384,440/173,752(5)            3,672,471/736,999
Glenn C. Jones                 2,470             20,118             205,416/159,584            2,240,935/1,203,440
Richard J. Koeltl            125,795          1,233,887             214,373/170,627            2,235,586/1,197,539
-------------------------

(1) Shares acquired includes shares purchased pursuant to the Company's Employee Stock Purchase Plan. Value realized includes the difference between the closing market price of the Common Stock on the purchase date and the purchase price of the shares purchased.
(2) Market value of underlying securities at exercise date (for value realized) or year-end (for value at year-end), minus the exercise price. At December 29, 1996 the closing market price for the Company's stock was $16.125.
(3) Does not include outstanding PMC Special Shares redeemable for shares of Common Stock of the Company. (4) Includes 4,583 shares issuable upon redemption of PMC Special Shares subject to options. (5) Includes 38,192 shares issuable upon redemption of PMC Special Shares subject to options.

Compensation Committee Report on Executive Compensation

   Compensation Philosophy.

         Under the supervision of the Compensation Committee of the Board of Directors, the Corporation has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's senior managers with those of its shareholders. In furtherance of these goals, annual base salaries are generally set below competitive levels to emphasize annual and longer-term incentive compensation. This is meant to attract, motivate and retain corporate officers and other key employees to perform to the full extent of their abilities. Both types of incentive compensation are variable and closely tied to corporate performance in a manner that encourages continuing focus on profitability and shareholder value.

         Compensation for the Company's executive officers consists of a base salary and annual and longer-term incentive compensation. The Committee considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation.

   Cash-Based Compensation.

         Each fiscal year the Committee reviews with the Chief Executive Officer and approves, with appropriate modifications, an annual base salary plan for the Company's senior executives. This base salary plan is based on industry, peer group, and national surveys and performance judgements as to the past and expected future contributions of the individual senior executives. The base salaries are fixed at a level below the competitive amounts paid to senior managers with comparable qualifications, experience and responsibilities at other similarly sized high-technology companies. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectation as to his future contributions in leading the Company.

         Each executive officer, including the Chief Executive Officer, is eligible to receive a quarterly cash bonus equal to a percentage of the Company's operating group's pre-tax profits for the quarter. The percentages of profits for each participant are determined annually by the Compensation Committee based upon performance judgments as to the past and expected future contributions of the individual senior executives.

   Stock Options.

         During each fiscal year, the Committee considers the desirability of granting to executive officers awards under the Company's Incentive Stock Plan, which provides the flexibility to grant longer-term incentives in a variety of forms, including stock options and restricted stock. In fixing the grants of stock options to executive officers (other than the Chief Executive Officer), the Committee reviewed with the Chief Executive Officer the recommended individual award, taking into account scope of accountability, strategic and operational goals, and anticipated performance requirements and contributions of the senior management group. The award to the Chief Executive Officer was fixed separately and was based, among other things, on a review of competitive compensation data from several surveys, data from selected peer companies, information regarding long-term compensation awards as well as the Committee's perception of past and expected future contributions to the Company's achievement of its long-term performance goals. In addition, when hiring new executive officers, the Committee may recommended a grant of options upon acceptance of employment. These grants are made in order to retain qualified personnel and take into account the compensation policies of the Company's competitors and the unique qualifications of the new executives.

                                                      Respectfully submitted by:
                                                      Alexandre Balkanski
                                                      Michael L. Dionne

Compensation Committee Interlocks and Insider Participation

         During fiscal 1996, the Company sold $18,936,000 of products to Apple Computer, Inc., with which Mr. Dionne, a director of the Company, was affiliated.

                                PERFORMANCE GRAPH


         The following graph shows a comparison of cumulative total shareholder returns for the Company, the Nasdaq National Market, and the line-of-business index for semiconductors and related devices (SIC code 3674) published by Media General Financial Services. The graph assumes the investment of $100 on March 31, 1992. The performance shown is not necessarily indicative of future performance.

                 Comparison of 60-Month Cumulative Total Return*
                     Among Sierra Semiconductor Corporation,
                 Nasdaq National Market Index and SIC Code Index


                                [GRAPH OMITTED]











-------------------------
* The total return on each of these investments assumes the reinvestment of dividends, although dividends have never been paid on the Company's Common Stock.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board of Directors may recommend or as the proxy holders, acting in their sole discretion, may determine.


         THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY SHAREHOLDER, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING, IF SO REQUESTED, THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO: INVESTOR RELATIONS, SIERRA SEMICONDUCTOR CORPORATION, 2222 QUME DRIVE, SAN JOSE, CALIFORNIA 95131.


                                                      FOR THE BOARD OF DIRECTORS


Dated: April 28, 1997

                            APPENDIX: FORM OF PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        SIERRA SEMICONDUCTOR CORPORATION
                   ANNUAL MEETING OF SHAREHOLDERS JUNE 5, 1997

        The undersigned shareholder of SIERRA SEMICONDUCTOR CORPORATION (the "Company") acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement each dated June 5, 1997, and the undersigned revokes all prior proxies and appoints James V. Diller and Glenn C. Jones and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the Clarion Hotel Villa located at 4331 Dominion Street, Burnaby, British Columbia V5G 1C7, on June 5, 1997 at 3:00 p.m., and at any adjournment thereof, and instructs said proxies to vote as follows:

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

        1. TO ELECT DIRECTORS OF THE COMPANY TO SERVE UNTIL THE NEXT ANNUAL MEETING OR THE ELECTION OF THEIR SUCCESSORS.
              FOR all  nominees listed  below (except as indicated)     WITHHOLD
           ---                                                       ---
           If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

             James V. Diller         Michael L. Dionne           Frank Marshall
             Robert L. Bailey        Alexandre Balkanski         Colin Beaumont

        2. TO APPROVE THE 1996 STOCK OPTION PLAN OF PMC-SIERRA, INC.(PORTLAND) INCLUDING A RESERVE OF 450,000 SHARES OF THE COMPANY FOR ISSUANCE UPON EXERCISE OF THE OPTIONS.

                      FOR                     AGAINST                  ABSTAIN
                   ---                     ---                      ---

        3. TO APPROVE AN AMENDMENT TO THE 1994 INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE BY 500,000 SHARES.

                      FOR                     AGAINST                  ABSTAIN
                   ---                     ---                      ---

        4. TO APPROVE A CHANGE IN THE COMPANY'S STATE OF INCORPORATION FROM DELAWARE AND TO CHANGE THE COMPANY'S NAME TO PMC-SIERRA, INC.

                      FOR                     AGAINST                  ABSTAIN
                   ---                     ---                      ---

        5. TO CONFIRM THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1997 FISCALYEAR.

                      FOR                     AGAINST                  ABSTAIN
                   ---                     ---                      ---

        6. TO TRANSACT SUCH OTHER BUSINESS, IN THEIR DISCRETION AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                      FOR                     AGAINST                  ABSTAIN
                   ---                     ---                      ---

                                                Dated:                 , 1997


                            ----------------------------------------------------
                            Signature

                            ----------------------------------------------------
                            Signature

                            (Note: This Proxy should be marked, dated and signed by the shareholder exactly as his/her name is printed at the left and returned promptly in the enclosed envelope. A person signing as an executor, administrator, trustee or guardian should so indicate and specify his/her title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If shares are held by joint tenants or a community property, all joint owners should sign.)